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                                                                    Exhibit 23.2

[LETTERHEAD OF KPMG]


        600 Clinton Square
        Rochester, NY 14604



                         Independent Auditors' Consent


The Board of Directors
Finger Lakes Financial Corp.:


We consent to the use of our independent auditors' report dated January 24, 2000, except for note 1, which is as of January 31, 2000, on the consolidated statements of financial condition of Finger Lakes Financial Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1999 included herein, and to the references to our firm under the headings FINGER LAKES FINANCIAL CORP. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME and "EXPERTS" in the prospectus.

/s/ KPMG LLP

Rochester, New York
March 24, 2000